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                                                                    Exhibit 99.1

FFI ANNOUNCES 186% INCREASE IN 9 MOS EARNINGS


INDIANAPOLIS, INDIANA -- July 12, 2006 -- Fortune Industries, Inc. (AMEX:FFI) announces its operating results for the third quarter of fiscal year 2006.

Revenues for the nine months ended May 31, 2006 were $109.3 million as compared to $77.1 million for the same periods of 2005, representing a 42% increase. Revenues for the three months ended May 31, 2006 were $39.5 million as compared to $31.9 million for the same period of 2005, representing a 24% increase. Quarter and year-to-date revenues are the highest in the Company's history.

Diluted net income available to common shareholders for the nine months ended May 31, 2006 were $1,306,000 or $0.11 per share as compared to $457,000 or $0.04 per share for the same period of 2005. Diluted net income available to common shareholders for the three months ended May 31, 2006 were $143,000 or $0.01 per share as compared to $1,078,000 or $0.10 per share for the same period of 2005.

The Company also reaffirmed its revenue and earnings guidance of $150 million and $0.25 per share earnings for the fiscal year ending August 31, 2006.

Earnings were reduced for the three months ended May 31, 2006 as a result of investments in new offices, training and personnel within the Company's Wireless Infrastructure segment and an increase in interest expense related to Corporate borrowings. Year-to-date earnings have increased as a result of improved operating performance within the Company's Ultraviolet Technology and Electronics Integration segment and the Company's Human Resource Solutions segment.

"I am very pleased with the positioning of our operations across all segments. We continue to track $30 million of organic revenue growth for the fiscal year. Our 186% increase in earnings available to common shareholders this year was done despite an increase in interest and dividend costs of $1,026,000. Our upcoming focus will be on earnings growth and realization of our investment in expansion of our Wireless Infrastructure segment," stated John Fisbeck, CEO.

Last week Fortune Industries announced its acquisition of James Westbrook and Associates, LLC (JWA), of Atlanta, Georgia for $720,000. JWA is a civil and structural engineering firm providing a full array of engineering and design services to telecommunications, development, institutional, municipal and petroleum clients. The acquisition of JWA is expected to enhance Fortune Wireless turnkey product offerings and geographic reach.

ABOUT FORTUNE INDUSTRIES, INC.:

Fortune Industries provides technology solutions to businesses categorized in three operating segments, Wireless Infrastructure, Ultraviolet Technologies and Electronics Integration, and Human Resource Solutions. The Wireless Infrastructure segment provides wireless turnkey solutions directly to carriers in 20 states and provides other specialty infrastructure services. The Ultraviolet (UV) Technologies and Electronics Integration segment provides worldwide state--of-the-art UV ink technology solutions and sales and installation of commercial electronics. The Human Resource Solutions segment provides professional employment organization (PEO) services to small and medium sized businesses with up to 1,000 employees in over 30 states

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including human resource consulting & management, employee assessment, training, and benefits administration. Fortune Industries is publicly traded on the American Stock Exchange under the symbol FFI.

More information can be found at Fortune Industry's website at http://www.ffi.net

This news release contains statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. These statements may appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things, trends affecting the Company's financial condition or results of operations. The readers of this report are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially. Factors that might cause or contribute to such differences, include, but are not limited to, the risks and uncertainties that are discussed under the heading "Management's Discussion and Analysis or Plan of Operations." The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should carefully review the risk factors disclosed within Form 10-KSB for the year ended August 31, 2005 and other documents filed by the Company with the Securities and Exchange Commission.

Contact:
Fortune Industries, Inc.
Amy Gallo -- CFO
(317) 532.1374

Investor Relations
Magellan Financial Media
(317) 867.2839